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                                                                  Exhibit (2)(b)


                               The MainStay Funds

                                  Amendment to
                          Amended and Restated By-Laws
                                       of
                               The MainStay Funds
                            Dated December 31, 1994
                                  ("By-Laws")


     Pursuant to Article XI of the By-Laws, a majority of the Trustees of The MainStay Funds, by vote taken at a meeting held on May 23, 2005, amended the By-Laws as follows (revised language is marked):

Article VI, Section 1 is amended to read:

Section 1. General Provisions. The officers of the Trust shall be a President, a Chief Financial Officer and a Secretary, who shall be elected by the Trustees. The Trustees may elect or appoint such other offices or agents as the business of the Trust may require, including one or more Vice Presidents, a Treasurer, a Chief Legal Officer, one or more Assistant Secretaries, and one or more Assistant Treasurers. The Trustees may delegate to any officer or committee the power to appoint any subordinate officers or agents.